OFFICER AUTOMOBILE

ALLOWANCE POLICY

Revisions Effective: April 1, 2002

SBC COMMUNICATIONS INC. (SBC)

OFFICER AUTOMOBILE ALLOWANCE POLICY

General

It is the policy of SBC to provide eligible employees ("Officers") with a monthly automobile allowance ("Allowance") to be used by the Officer toward the furnishing of an automobile for use on an unrestricted basis in conducting the business affairs of the officer's SBC company and for personal use.

Effective Date

Commencing October 1, 1993, no new lease agreements shall be entered into pursuant to the SBC Policy on Company Automobiles for Executives. Following the expiration of an Officer's then outstanding three-year lease agreement, the Allowance shall commence. As an alternative to waiting for the expiration of the existing lease before receiving the Allowance, the Officer may elect to independently negotiate with the lessor to purchase the vehicle or the Officer may take the lease on assignment from the lessor by paying the transfer fee or through a negotiated arrangement with the lessor. If the Officer elects one of the above alternatives, the lessor must agree in writing to release the SBC companies from all obligations under the lease. The Allowance will commence beginning with the month following the full satisfaction by the Officer of the SBC company's lease obligations, including any transfer fee obligations.

Eligibility

Eligible employees shall include all active Officers and other executives as may be approved by the Senior Executive Vice President-Human Resources ("SEVP-HR"). Other executives refers to grandfathered senior managers only, unless otherwise determined by the SEVP-HR.

Notwithstanding the foregoing, the SEVP-HR may, from time to time, exclude any Employee or group of Employees from being deemed an "Eligible Employee" under this Plan.

Allowances

Each Officer, commencing on or after August 1, 1998, as applicable, will receive an allowance according to a schedule.
The allowance covers the use of an automobile, liability insurance coverage, and all applicable title, taxes and license fees.

Vehicle Selection

Each Officer must designate a four-door automobile no more than 5 years old which is appropriate for business usage as the automobile to which this policy applies.

Insurance

Each Officer shall maintain liability insurance on the designated automobile listing the Officer as the insured. The insurance shall have minimum limits of $250,000/$500,000/$100,000 split or $500,000 combined or the equivalent thereof, effective with commencement of the allowance. This insurance shall cover both business and personal use.

Fuel

Each Officer will be provided with one or more credit cards to be used for the purchase of fuel for the designated vehicle only. The expense of the fuel purchased will be paid by the Officer's SBC company. Current mileage should be noted on the credit card receipt (if available). Officers shall not be eligible for mileage reimbursement for company business. If the Officer's parking space is on a motor pool lot that has a bulk fuel tank and attendants, arrangements can be made for fueling.

Maintenance

During the warranty period, all maintenance and repair work will be performed by a manufacturer's franchised dealer that will honor the warranty. General maintenance not covered by warranty (e.g., tires, batteries, brakes, etc.) will be provided through the Officer's SBC company for vehicles with less than 100,000 miles. Personal services such as car washes (up to two per week) and detailing (once per year) shall be considered maintenance and will be paid by the Officer's SBC company; such personal services may also be provided by motor pool attendants if available.

Parking

A parking space will be provided by the Officer's SBC company at the Officer's office location.

Other

The Officer will be responsible for the personal payment of all traffic citations (including parking fines, towing charges and similar costs associated with illegal parking) incurred while on company business or during personal use.

Taxes

For tax purposes, the automobile allowance plus all fuel and maintenance costs will be considered personal and included as income. All fuel and maintenance amounts which are included as income will be grossed up at appropriate tax rates. None of the above amounts will be included in base salary for purposes of benefit or other compensation determinations.

Administration

The SEVP-HR shall administer the policy and shall be responsible for approving any amendments consistent with the intent of the policy, including but not limited to the minimum insurance limits or modifying the Monthly Allowance Schedule then in effect.